Exhibit 10.48

January 1, 2019

Lucas S. Vitale

XXX

XXX

Dear Lucas,

Congratulations on your promotion to the role of Leader, Global Human Resources. Your external / business card title is Chief Human Resources Officer. Your commitment and dedication to your work and the continued success of NuVasive sets an example for our Shareowners and is instrumental in our efforts to transform spine surgery and change lives. In this role you will report to me, Chris Barry, Chief Executive Officer. We would like for you to begin your role in this capacity on January 1, 2019.

I am pleased to present you with changes to your compensation package, effective January 1, 2019 and detailed below.

JOB TITLE, CAREER BAND & NEW COMPENSATION
Internal Job Title:  Leader, Global Human Resources
Career Band: P12

Compensation and 2019 Annual Bonus target percentage:

	Current	New	Change
Annual Base Salary (effective January 1, 2019)	$273,892	$340,000	24%

Annual Bonus Target %* (effective January 1, 2019)	35%	60%

Annual Target Total Cash Opportunity	$369,754	$544,000	47%

* Above table is for illustrative purposes only. You are eligible for the discretionary annual corporate bonus plan which depends upon the Company’s successful achievement of its operational goals and your overall performance against your goals. This bonus requires that you be employed in good standing on the payout date (which is generally the first week of March, in the following year). Bonus target changes after April 1 of the plan year are adjusted to account for changes during the plan year.  Your Bonus Target amount shall equal the sum of your Eligible Earnings for the period of time in role multiplied by the respective Target Bonus Percentage for each bonus-eligible role you occupied during the plan year.

We expect to provide you with a 2019 annual LTI award that has a grant face value of $600,000, which is expected to be made in April 2019. The value and form of award is subject to approval by NuVasive’s Board of Directors or its delegate and will be governed by the terms of the applicable grant agreement(s).

Also, you will be eligible for an individual Change-in-Control Agreement (which requires a “double-trigger” of events before any respective severance benefits are payable) with a severance multiple of 1.5x.

I appreciate your contributions in taking NuVasive forward in 2019 and look forward to the work our team will do in helping NuVasive own the spine market. If you have any questions regarding your compensation, please don’t hesitate to reach out to me.

Keep up the great work and let’s crush it!

To an outstanding 2019,

/s/ Chris Barry

Chris Barry

Chief Executive Officer

Please sign below indicating your understanding and acceptance of this new role and return the fully executed letter to Karen Osgood. You should keep a copy of this letter for your records.

/s/ Lucas Vitale	1/2/2019
Lucas S. Vitale	Date